Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com
DATE: Nov. 5, 2010

MEDIA CONTACT:	INVESTOR CONTACT:
Julie Gentz	Sharna Reingold
(918) 573-3053	(918) 573-2078
Miller Named to Lead Williams’ Midstream Business
TULSA, Okla. – Williams (NYSE:WMB) and Williams Partners L. P. (NYSE: WPZ) today announced that Rory Miller has been elected senior vice president of Williams and senior vice president- Midstream and director of Williams Partners, effective Jan. 3, 2011. Miller, age 50, most recently served as vice president of the company’s onshore gathering and processing business.
“Rory has experience across many facets of our midstream business – both offshore and onshore, “said Alan Armstrong, who was recently named successor to Steve Malcolm, Williams’ chief executive officer and chairman and CEO of Williams Partners GP LLC. “He has been a key contributor to the midstream leadership team’s strategy development and has strong customer relationships that are integral to our business. I know he will be an effective and energetic leader for our midstream business.”
Miller’s current responsibilities include oversight of the company’s midstream operations in the San Juan, Piceance, Green River, Washakie and Appalachian basins. In prior positions with Williams over the past 20 years Miller has served in various onshore and offshore supply-area leadership roles. Before joining Williams, he held similar positions with Tennessee Gas Pipeline and Delhi Gas Pipeline.
Miller is a 1982 graduate of Utah State University where he earned a bachelor’s degree in economics. He received his master’s degree in organizational development from Case Western Reserve University’s Weatherhead School of Management in 2008.
About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 77-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.
# # #
Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.